June 24, 2013

Robert Kunkle

8601 Mirada Del Sol Drive Las Vegas, NV 89128

Robert,

It is my pleasure to extend the following offer of employment on behalf of Riviera Hotel and Casino.

Title: General Manager

Reporting Relationship: The position will report to John Groom, COO, Paragon Gaming

Term: The agreement will be in place for two (2) years beginning on date of execution.

Base Salary: Annual base of $200,000 and is subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Bonus Potential: Based on predetermined EBITDA and Customer Service objectives you are eligible for a bonus equaling 30% of your base salary. The bonus plan for this year and beyond, should such a plan exist, will be based on the formula determined by the company for that year.

Non-Compete Agreement: Our standard non-compete agreement must be signed prior to starting.

Benefits: You will be able to participate in the Company's benefit plans when eligible. The Company will reimburse you for COBRA for the period of time until you are eligible for the Company's benefits

Vacation: You will be entitled to three weeks vacation on an annual basis. Start Date: Your employment will begin on or about June 24th, 2013

Termination: In the event the Company terminates without cause during the first 18 months of employment, you will be entitled to six months salary continuation. If termination without cause occurs during the last six months. The amount of severance will decline proportionately until it reaches zero at the end of the two year employment.

Employment with the Company is at-will and can be terminated by either party at any time with or without cause and with or without notice.

In addition, Riviera Hotel and Casino supports a drug free workplace and this offer is contingent upon your passing our mandatory drug screening. Drug tests results remain confidential and are used for the purpose of determining employment eligibility. The Riviera Compliance Committee must issue its approval.

You acknowledge that this offer letter represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company.

Sincerely,

/s/John Groom

Accepted and agreed by:

/s/ Robert Kunkle

Robert Kunkle